EXHIBIT 10.4
September 22, 2003


Lawrence D. Blair
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Dear Larry,

We are pleased to offer you a position with DigitalThink, Inc. as the Vice President, Professional Services reporting to Mike Pope, Chief Executive Officer. Your expected start date will be October 13, 2003.

If you decide to join us, you will receive a monthly base salary of $16,667, (annual base salary of $200,000) which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible for Bonuses based on your overall performance against our Revenue Plan. The fiscal 2004 revenue targets and your bonus plan will be provided to you in due course. At plan, your annualized total target compensation is $250,000.

In addition, we will recommend that our Board of Directors grant you an option to purchase 150,000 shares of our Common Stock at a price equal to the fair market value of the Common Stock on the day before your first day of employment. This option grant shall be subject to the terms and conditions of DigitalThink's Stock Option Plan and Stock Option Agreement, including a four-year vesting requirement. A summary of DigitalThink employee benefit programs is enclosed.

As noted in the attached Employment Terms and Conditions, your employment with us is for no specified period and constitutes at-will employment.

For purposes of federal immigration law, within three (3) business days of your date of hire you will be required to provide evidence of your identity and eligibility for employment in the United States.

To indicate your acceptance of our offer, please sign and date the DigitalThink Employment Terms and Conditions attached to this letter. You may fax your signed offer letter back to Mike Schroeder at 415-625-4149. This letter, the DigitalThink Employment Terms and Conditions, along with agreements relating to proprietary rights or arbitration between you and DigitalThink, set forth the terms of your employment and supersede any prior representations or agreements, whether written or oral. This offer of employment will terminate if it is not accepted, signed and returned by September 26, 2003.

Larry, we're looking forward to your favorable response to this offer and to a rewarding association with DigitalThink.

                                               Sincerely,
Accepted:

/s/ LAWRENCE D. BLAIR                          /s/ MICHAEL POPE
--------------------------------               ---------------------------------
Lawrence Blair                                 Mike Pope
September 22, 2003                             Chief Executive Officer

                  DIGITALTHINK EMPLOYMENT TERMS AND CONDITIONS

At Will Employment

Your employment with DigitalThink is for no specified period and constitutes at-will employment. You are free to resign at any time, for any reason or for no reason. Similarly, DigitalThink is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event you decide to end your employment with DigitalThink you give at least two weeks notice.

Background Checks

DigitalThink reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

Other Agreements and Conflicts

We ask that, if you have not already done so, you disclose to us any and all agreements relating to your prior employment that may affect your eligibility to be employed by DigitalThink or limit the manner in which you may be employed. It is our understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with DigitalThink, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which DigitalThink is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to DigitalThink. Similarly, you agree not to bring any third party confidential information to DigitalThink, including that of your former employer, and that in performing your duties for DigitalThink you will not in any way utilize any such information.

DigitalThink Employment Agreements

As a DigitalThink employee, you will be expected to abide by company rules. You will be specifically required to sign an acknowledgment that you have read and that you understand DigitalThink's policies and practices that are included in the Employee Booklet. As a condition of your employment, you will also be required to sign and comply with an Proprietary Information and Invention Assignment Agreement and an Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at DigitalThink, and non-disclosure of proprietary information. The Arbitration Agreement also provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and DigitalThink agree that all such disputes shall be fully and finally resolved by binding arbitration.

Agreed to and accepted:

Signature:     /s/ LAWRENCE D. BLAIR
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Printed Name:  Lawrence D. Blair
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Date:          September 22, 2003
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